UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 28, 2006

Digital Recorders, Inc.
(Exact Name of Registrant as Specified in Its Charter)

North Carolina	1-13408	56-1362926
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)
5949 Sherry Lane, Suite 1050, Dallas, Texas 75225
(Address of Principle Executive Offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code (214) 378-8992
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c ))

ITEM 1.01 Entry into a Material Definitive Agreement.
     On April 28, 2006, we, along with certain of our subsidiaries, entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Laurus Master Fund, Ltd. (“Laurus”), whereby we sold a one year secured term promissory note in the original principal amount of $1.6 million and agreed to issue warrants to acquire 80,000 shares of our common stock at an exercise price of $2.00 per share (the “Warrants”).
     We have agreed to register the shares of common stock issuable upon exercise of the Warrants with the Commission under the Securities Act pursuant to an Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”), which supercedes the Registration Rights Agreement previously entered into on March 15, 2006 between us and Laurus. Pursuant to the Amended and Restated Registration Rights Agreement, we must file a registration statement with respect to the shares of common stock issueable upon exercise of the Warrants within one hundred twenty (120) days of April 28, 2006 and to use our best efforts to cause the registration statement to become effective within one hundred fifty (150) days of April 28, 2006. We are obligated to use commercially reasonable efforts to keep the registration statement continuously effective until all of the registered securities are sold or the securities may be sold under Rule 144(k) of the Securities Act.
     Fees and expenses related to the Note and issuance of the Warrants totaled approximately $80,000 netting proceeds to us of approximately $1.5 million.
ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement
     The Note is in the original principal amount of $1.6 million, bears interest at an annual rate of ten percent (10%) and matures April 28, 2007. The interest is calculated on the basis of a 360 day year and payable monthly in arrears. The Note is secured by all U.S. assets of our company pursuant to that certain Security Agreement entered into on March 15, 2006 with Laurus, which has been extended to cover the Note. In addition, the Note carries a $160,000 fee upon payment of the Note, whether the Note is paid on or prior to the maturity date.
ITEM 3.02. Unregistered Sales of Equity Securities
     As part of this financing we issued the Warrants to Laurus, which grants Laurus the right to acquire 80,000 shares of our common stock at an exercise price of $2.00 per share. The Warrants will expire on April 27, 2013. Laurus agreed to a 12-month lock up on trading of the common stock underlying the Warrants, as well as on the warrants previously issued to Laurus on March 15, 2006 in connection with the original credit facility we entered into on that date. The Warrants were issued pursuant to the private placement exemption available to us under Section 4(2) of the Securities Act of 1933, as amended. None of the Warrants has been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. However, we have entered into an agreement to register the shares underlying the Warrants within 120 days of their issuance pursuant to the Amended and Restated Registration Rights Agreement.
     The number of shares issuable upon exercise is subject to adjustment in the case of any stock dividend, stock split, combination, capital reorganization, reclassification or merger or consolidation. The Warrants are exercisable at any time prior to the expiration date by delivering the warrant certificate to us, together with a completed election to exercise and payment of the exercise price. The Warrants contain a “net exercise” feature under which we do not receive any cash, but rather, the number of shares issued upon exercise is net of the number of shares withheld by the Company pursuant to a formula set forth in the Warrants.
ITEM 7.01. Regulation FD Disclosure
     On May 3, 2006, we announced we had entered into an additional financing agreement with Laurus.
     A copy of our press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. This Form 8-K and the attached exhibit are furnished to, but not filed with, the Securities and Exchange Commission.
ITEM 9.01. Financial Statements and Exhibits
(c)	Exhibits.
10.1	Securities Purchase Agreement dated as of April 28, 2006, by and between Digital Recorders, Inc., Twin Vision of North America, Inc., Digital Audio Corporation, and Robinson-Turney International, Inc., and Laurus Master Fund, Ltd.

10.2	Secured Term Note by Digital Recorders Inc., Twinvision Of North America, Inc., Digital Audio Corporation, and Robinson-Turney International, Inc., issued to Laurus Master Fund, Ltd., in the original principal amount of $1,600,000.

10.3	Common Stock Purchase Warrant dated as of April 28, 2006

10.4	Amended and Restated Registration Rights Agreement dated as of April 28, 2006, by and between Digital Recorders, Inc. and Laurus Master Fund, Ltd.

99.1	Press Release Dated May 3, 2006

Signature(s)
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL RECORDERS, INC.
Date: May 4, 2006	By:	/s/ David N. Pilotte
David N. Pilotte
Chief Financial Officer